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                                                                   EXHIBIT 16.1

                                  MEMORANDUM

TO:     Doug Coy

FROM:   Joel Lebewitz & Mark Ziessman

DATE:   December 11, 1997

RE:     Accounting Treatment of OSP Liabilities

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You have inquired about the accounting treatment for the remaining OSP liabilities.

Our position is, in the event of a sale of all of the OSP stock to an independent third party, OSP is no longer part of the Global One consolidation and, therefore, the remaining liabilities would be removed from the consolidated balance sheet. They would be reversed and recorded as nonoperating income on the sale of a subsidiary on the consolidated profit/loss statement.

Preliminary discussions with Global One's counsel indicate that they are prepared to give us written assurance that it is remote that Global One would be legally responsible for these liabilities.

As with any public company, accounting practices are subject to oversight by the S.E.C. and this position could be changed by them. We are currently attempting to obtain their concurrence with this position.